Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of REV Group, Inc. of our report dated December 23, 2016, relating to the consolidated financial statements and financial statement schedule of REV Group, Inc., appearing in the Registration Statement (No. 333-214209) on Form S-1, as amended, and related prospectus of REV Group, Inc.

/s/ RSM US LLP

New York, New York

January 27, 2017